Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 25, 2025, with respect to the consolidated financial statements included in the Annual Report of CuriosityStream Inc. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said report in the Registration Statements on Forms S-1 (File No. 333-249556, File No. 333-250822, File No. 333-252617), Forms S-3 (File No. 333-264151 and File No. 333-264152), and Form S-8 (File No. 333-249556).

/s/ GRANT THORNTON LLP

Arlington, Virginia
March 25, 2025